Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Member of
Residential Capital, LLC:

We consent to the incorporation by reference in Registration Statement Nos. 333-177833 and No. 333-163996 on Form S-3 and Registration Statement Nos. 333-143275 and No. 333-44999 on Form S-8 of Ocwen Financial Corporation of our report dated May 3, 2013 relating to the Combined Balance Sheet of the Servicing Operations, a component of Residential Capital, LLC (the “Component”) as of December 31, 2012 and December 31, 2011, and the related Combined Statements of Comprehensive Income, Changes in Equity and Cash Flows for each of the three years in the period ended December 31, 2012 (which report expresses an unmodified opinion on such financial statements and includes an emphasis of matter paragraph regarding the purpose of the financial statements), appearing in this Current Report on Form 8 K/A of Ocwen Financial Corporation.

/s/ Deloitte & Touche LLP

Detroit, Michigan

May 3, 2013